Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the captions “Summary Consolidated Financial Information”, “Selected Consolidated Financial Information” and “Experts” and to the inclusion of our report dated February 13, 2006 except for Note 14 as to which the date is March 31, 2006, in Amendment No. 3 to the Registration Statement (Form S-11 No. 333-131306) and related Prospectus of GSC Capital Corp. for the registration of its common stock in an initial public offering, including shares to be offered by existing shareholders of its securities.
/s/ Ernst & Young LLP
Ernst & Young LLP
New York, NY
January 30, 2007